Exhibit 99.1

POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CRACKER BARREL OLD COUNTRY STORE, INC. REPORTS
FISCAL 2009 SECOND-QUARTER RESULTS

Reports EPS of $0.81, updates 2009 outlook and
announces new store opening target for FY2010 and planned sale-leaseback transactions

•	Fully diluted income from continuing operations per share of $0.81 for the second quarter of fiscal 2009 compared with $0.85 in the prior-year quarter
•	Revenue for the second quarter declined 0.7% to $630.2 million compared with the prior-year quarter
•	Comparable store restaurant sales for the quarter decreased 1.5% from the prior-year quarter while comparable store retail sales were down 7.0%
•	Operating income margin from continuing operations in the quarter was 6.2% of total revenue compared with 7.2% in the prior-year quarter

LEBANON, Tenn. -- February 24, 2009 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel,” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $0.81 per diluted share for the second quarter of fiscal 2009, compared with $0.85 per diluted share from continuing operations in the second quarter of fiscal 2008.  Income from continuing operations was $18.4 million compared with $20.2 million in the second quarter of fiscal 2008, which reflects this year’s lower operating income, partially offset by lower interest expense and a lower effective tax rate.

Second-Quarter Fiscal 2009 Results
Revenue from continuing operations
In the second quarter of fiscal 2009, total revenue of $630.2 million decreased 0.7% from the second quarter of fiscal 2008.  Comparable store restaurant sales for the period decreased 1.5%, including a 3.1% higher average check.  The average menu price increase for the quarter was approximately 3.6% compared with last year.  Comparable store retail sales were down 7.0% for the quarter.  During the quarter, the Company opened four new Cracker Barrel Old Country Store units, after having opened four in the first quarter.  Since the end of the second quarter, the Company has opened three additional stores, completing its new store development for fiscal 2009 of 11 stores in total.

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

Comparable store restaurant and retail sales for the fiscal months of November, December and January were as follows:

	November	December	January
Comparable restaurant sales	-1.1%	-3.7%	0.1%
Comparable restaurant traffic	-4.8%	-6.7%	-2.7%
Average check	3.7%	3.0%	2.8%
Comparable retail sales	-9.7%	-6.3%	-4.3%

The Company noted that comparable store restaurant sales benefited by approximately 0.5% to 1% during the quarter from shifts in the timing of holidays and the travel associated with them.  The shifts affected sales unfavorably in December but favorably in November and January.

Operating Income
In the second quarter of fiscal 2009, operating income of $39.3 million was 6.2% of total revenue compared with $45.4 million, or 7.2% of total revenue, in the second quarter of fiscal 2008.  Operating income was negatively affected by lower revenue, higher retail cost of goods sold and higher labor and related expenses reflecting higher employee benefit and workers’ compensation expenses. Lower operating expenses during the current year resulted from favorable general insurance costs during the quarter and tighter spending controls, partially offset by higher utility costs and property taxes.   During the second quarter, actuarial reviews of the Company’s self-insured workers’ compensation and general insurance reserves resulted in a smaller reduction to workers’ compensation expense this year compared with the prior year and a larger reduction to general insurance expense than in the prior year.

Commenting on the second-quarter results, Cracker Barrel Old Country Store, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Although we continue to tightly manage our costs, our greatest opportunity for growth is to keep improving the guest experience. This includes reducing the time from seat-to-eat, offering new menu choices and presenting an appealing retail assortment. Our guests understand the value proposition that Cracker Barrel represents, as evidenced by the fact that we continue to outperform the Knapp-Track™ index.”

Year-to-date Fiscal 2009 Results
Total revenue from continuing operations of $1.2 billion year-to-date for fiscal 2009 represented a decrease of 0.9% over fiscal 2008.  Comparable store restaurant sales declined 2.3%, including a 3.2% higher check.  Comparable store retail sales decreased 5.0%.

The Company reported income from continuing operations of $31.2 million, or $1.38 per diluted share, compared with income from continuing operations of $34.2 million, or $1.42 per diluted share, in fiscal 2008.

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

Year-to-date net cash flow provided by operating activities was $49.8 million, compared with $63.6 million in fiscal 2008, reflecting lower net income and timing differences in interest, accounts payable and income tax payments.

Updates Fiscal 2009 Outlook and Announces New Store Opening Target for Fiscal 2010
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2008, which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, crackerbarrel.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2009 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects the percentage change in fiscal 2009 total revenue compared to fiscal 2008 to range from a decrease of 0.5% to an increase of 0.5%.  The revenue estimate assumes comparable store restaurant sales will be down 1% to 2%, including approximately 3.3% increase in menu pricing, and comparable store retail sales will be down 4.5% to 6% compared to fiscal 2008.  The Company reaffirmed its guidance for fiscal 2009 operating income margin as a percent of revenues from continuing operations to range from 5.8% to 6.2%, compared with 6.3% in fiscal 2008.  Commodity cost inflation for fiscal 2009 is expected to be 2.5% to 3.0% with an estimated 87% of product needs currently contracted for the remainder of fiscal 2009.  Depreciation for the year is expected to be approximately $59 to $60 million.  Net interest expense is estimated to be approximately $52 to $53 million, and diluted shares outstanding are expected to average approximately 23 million.  As previously announced, the Company has suspended its share repurchase plans for fiscal 2009.  The Company expects its full year 2009 effective tax rate to be between 27.5% and 28.5%.   Based on the foregoing assumptions, income from continuing operations per diluted share for the 2009 fiscal year is projected to be between $2.65 and $3.00 per share.  The Company presently expects capital expenditures for fiscal 2009 to be approximately $65 million, reflecting a reduction in capital expenditures for fiscal 2010 units.  The Company will slow its new store openings for fiscal 2010 to seven stores.

Commenting on the outlook, Mr. Woodhouse said, “With the continued uncertainty in the economy and its impact on casual dining, we are very pleased to be able to maintain our earnings per share guidance for the year.  At the same time, we are committed to driving traffic to our restaurants and retail stores, and improving profitability for the long term. By limiting new store development for next year, we can focus on executing the basics in order to maximize cash flows. With demographic trends supporting continued growth in our target customer base, we have every intention of continuing to be the ‘Best Family Dining Restaurant’ in the Restaurants and Institutions ‘Choice in Chains’ consumer survey as we have been for the past 18 years.”

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

Sale-Leaseback and Reduction of Debt
The Company also announced today that it intends to engage in two sale-leaseback transactions involving approximately 15 of its stores and its retail distribution center, both of which it expects to conclude before the end of the fiscal year.  Net proceeds from the sales, which are presently expected to be between $55 million and $60 million, as well as excess cash flow from operations, will be used to reduce outstanding debt.

Fiscal 2009 Second-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through March 10, 2009.

The Company plans to announce its fiscal 2009 third quarter earnings and comparable restaurant and retail sales for fiscal February, March and April 2009 on Wednesday, May 27, 2009.

Headquartered in Lebanon, Tennessee, Cracker Barrel Old Country Store, Inc. presently operates 588 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release (e.g., outlook, capital expenditure and development plans, plans to execute a sale-leaseback) may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

protein prices; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the Company’s ability to complete a sale-leaseback transaction in today’s capital markets environment, workers’ compensation, group health and utility price changes;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

 CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Second Quarter Ended			Six Months Ended
	1/30/09	2/1/08	Percentage Change	1/30/09	2/1/08	Percentage Change
Total revenue	$630,182	$634,453	(1)%	$1,204,114	$1,215,618	(1)%
Cost of goods sold	222,493	223,735	(1)	403,850	403,963	--
Gross profit	407,689	410,718	(1)	800,264	811,655	(1)
Labor and other related expenses	234,118	229,133	2	456,551	454,801	--
Other store operating expenses	105,740	106,473	(1)	211,706	211,693	--
Impairment and store closing charges	--	68	(100)	--	877	(100)
Store operating income	67,831	75,044	(10)	132,007	144,284	(9)
General and administrative expenses	28,558	29,623	(4)	60,176	62,841	(4)
Operating income	39,273	45,421	(14)	71,831	81,443	(12)
Interest expense	13,281	14,454	(8)	27,314	29,363	(7)
Interest income	--	128	(100)	--	185	(100)
Pretax income	25,992	31,095	(16)	44,517	52,265	(15)
Provision for income taxes	7,630	10,861	(30)	13,323	18,048	(26)
Income from continuing operations	18,362	20,234	(9)	31,194	34,217	(9)
Loss from discontinued operations, net of tax	--	(17)	(100)	--	(111)	(100)
Net income	$18,362	$20,217	(9)	$31,194	$34,106	(9)

Earnings per share – Basic:
Income from continuing operations	$0.82	$0.87	(6)	$1.39	$1.46	(5)
Loss from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.82	$0.87	(6)	$1.39	$1.46	(5)

Earnings per share – Diluted:
Income from continuing operations	$0.81	$0.85	(5)	$1.38	$1.42	(3)
Loss from discontinued operations, net of tax	$--	$--	--	$--	$--	--
Net income per share	$0.81	$0.85	(5)	$1.38	$1.42	(3)

Weighted average shares:
Basic	22,389,598	23,133,206	(3)	22,369,783	23,419,403	(4)
Diluted	22,597,183	23,758,343	(5)	22,631,754	24,101,665	(6)

Ratio Analysis
Total revenue:
Restaurant	74.4%	73.3%		76.8%	76.3%
Retail	25.6	26.7		23.2	23.7
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	35.3	35.3		33.5	33.2
Gross profit	64.7	64.7		66.5	66.8
Labor and other related expenses	37.1	36.1		37.9	37.4
Other store operating expenses	16.8	16.8		17.6	17.4
Impairment and store closing charges	--	--		--	0.1
Store operating income	10.8	11.8		11.0	11.9
General and administrative expenses	4.6	4.6		5.0	5.2
Operating income	6.2	7.2		6.0	6.7
Interest expense	2.1	2.3		2.3	2.4
Interest income	--	--		--	---
Pretax income	4.1	4.9		3.7	4.3
Provision for income taxes	1.2	1.7		1.1	1.5
Income from continuing operations	2.9	3.2		2.6	2.8
Loss from discontinued operations, net of tax	--	--		--	---
Net income	2.9%	3.2%		2.6%	2.8%

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	1/30/09	8/1/08
Assets
Cash and cash equivalents	$11,135	$11,978
Assets held for sale	5,543	3,248
Other current assets	192,363	205,413
Property and equipment, net	1,048,861	1,045,240
Long-lived assets	41,855	47,824
Total assets	$1,299,757	$1,313,703

Liabilities and Shareholders’ Equity
Current liabilities	$226,879	$264,719
Long-term debt	771,907	779,061
Interest rate swap liability	63,326	39,618
Other long-term obligations	135,056	137,554
Shareholders’ equity	102,589	92,751
Total liabilities and shareholders’ equity	$1,299,757	$1,313,703

Common shares outstanding	22,394,103	22,325,341

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Six Months Ended
	1/30/09	2/1/08
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$31,194	$34,106
Loss from discontinued operations, net of tax	--	111
Depreciation and amortization	28,938	27,983
Loss (gain) on disposition of property and equipment	1,790	(446)
Impairment	--	532
Share-based compensation, net of excess tax benefit	3,744	4,931
Net changes in other assets and liabilities	(15,832)	(3,627)
Net cash provided by operating activities	49,834	63,590
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(37,370)	(45,009)
Proceeds from sale of property and equipment	1,496	4,786
Net cash used in investing activities	(35,874)	(40,223)
Cash flows from financing activities:
Net (payments) proceeds for credit facilities and other long-term obligations	(7,065)	32,014
Proceeds from exercise of share-based compensation awards	877	1,965
Excess tax benefit from share-based compensation	--	49
Purchase and retirement of common stock	--	(52,380)
Dividends on common stock	(8,615)	(7,660)
Net cash used in financing activities	(14,803)	(26,012)

Cash flows from discontinued operations:
Net cash used in operating activities of discontinued operations	--	(170)
Net cash used in discontinued operations	--	(170)

Net decrease in cash and cash equivalents	(843)	(2,815)
Cash and cash equivalents, beginning of period	11,978	14,248
Cash and cash equivalents, end of period	$11,135	$11,433

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Cracker Barrel Old Country Store, Inc. Announces Second Quarter Results

February 24, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Second Quarter Ended		Six Months Ended
	1/30/09	2/1/08	1/30/09	2/1/08

Units in operation:
Open at beginning of period	581	566	577	562
Opened during period	4	4	8	10
Closed during period	--	--	--	(2)
Open at end of period	585	570	585	570

Total revenue: (In thousands)
Restaurant	$468,919	$465,105	$924,886	$927,858
Retail	161,263	169,348	279,228	287,760
Total	$630,182	$634,453	$1,204,114	$1,215,618

Operating weeks:	7,594	7,399	15,109	14,721

Average unit volume: (In thousands)
Restaurant	$802.7	$817.2	$1,591.6	$1,638.8
Retail	276.1	297.5	480.5	508.2
Total	$1,078.8	$1,114.7	$2,072.1	$2,147.0

	Q2 2009 vs. Q2 2008	6 mo. 2009 vs. 6 mo. 2008

Comparable store sales decrease:
Restaurant	(1.5)%	(2.3)%
Retail	(7.0)%	(5.0)%

Number of locations in comparable store base	555	550

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